EXHIBIT 10.1
Joint Venture Collaboration Agreement
(Between Nano Labs & POLEC)

This agreement (“JVCDA”) dated May 12, 2014 between Polec SA de CV (“POLEC”) with business address at ____________________________________and Nano Labs Corp. (“Nano Labs”) with business address at “The Ford Building” 615 Griswold St, Suite 1715, Detroit, Michigan, United States, 48226 respect to a partnership between the parties (the “Project”), whereby POLEC would be providing business operations and technology, whether implicit or for manufacturing and/or rendering Customer Technical Service in order to allow Nano Labs to conduct research and business development, manufacturing, marketing and sales for the benefit of the parties exploiting the development and scale up of POLEC´s novel technology.

This Agreement sets forth the spirit and general terms of the partnership between POLEC and Nano Labs in connection with development and marketing of products defined as polymeric base soil stabilizers and other technologies related.

Whereas

POLEC, is a technology based company presently located in Mexico with an strong profile of applied chemistry, that have been developing during the last 6 years a novel technology highly effective as a liquid cement, that could be used as soil stabilizer. This is a polymeric water base product, able to provide new mechanical high value added properties to practically any soil that could be treated with this product.

Nano Labs Corporation, a company duly registered in the United States of America, interested in bringing forward into the market breakthrough technologies, has witnessed the reality and effectiveness of the results proclaimed by POLEC when its aforementioned technology has been applied to low quality soils.

As result from the Letter of Intent between the parties, Nano Labs started to carry out Joint Venture discussions, while evaluating new novel technology and its cost effectiveness as a solution that could be addressing high value added market niches.

After obtaining highly satisfactory pilot-test results working and market research with multinational corporations and potential retail clients, POLEC and Nano Labs are moving forward into certified evaluations and scale up production. Using their water base polymeric products, POLEC has being able to demonstrate the effectiveness of this technology to provide remarkable new properties to simple soils such as sand, earth and clay when easily applied to them. Lab tests were carried out to provide official test results.

The Parties wish to establish a Joint Venture Corporation (JVC) for the purpose of set out scope on manufacturing, distributions and marketing of POLEC´s technology and products (the “Business Opportunity”), commencing in the USA and Canada markets and addressing retail market at initial stage.

Now therefore, in consideration of the aforementioned statements, have agreed that their relations as shareholders in the JVC shall be governed by the terms of this contract:

Agreements

1. Business of JVC

This JVCDA set out the groundwork with a comprehensive legal and corporate governance framework to address “The Business Opportunity” considering that The Parties shall take appropriate steps to arrange for the formation of the JVC in USA territory.

Each party shall act in good faith towards the other in order to promote the JVC’s success; The Parties confirm their intention to consult fully on all matters materially affecting the development of the Business.

Purpose of the JV:

1.1.
To address international market opportunities for products based on technology owned by POLEC and provide fulfillment funding to manufacture and/or to licence the technology to third parties and to market the products addressing business opportunity.

1.2.
To establish a Joint Venture Corporation for operational and funding requirements of the Project and commitment of the corresponding technology to be provided by POLEC whereby Nano Labs be able to adapt and address market opportunities in the particular territory of USA and Canada as initial commercialization stage.

1.3.	Where it is understood that JVC will establish a marketing and sales platform for POLEC products and technologies from time to time for the purpose of business development.

1.4.	It is understood; POLEC and Nano Labs are a Joint Venture team that is comprised of diversely qualified professionals with complimentary backgrounds and skills.

1.5.
To create a corporate entity named Polec International Liquid Cement Technology Corp, USA a JVC between POLEC and Nano Labs, that will ultimately be judged by the results it generates and the marked improvement to both companies bottom line.

2. Establishment of JVC and Term

2.1.
Nano Labs will be responsible to initiate appropriate steps to arrange for the formation of the JVC, but each party shall use all reasonable efforts to ensure the establishment of the JVC as soon as possible and shall notify the other promptly of any difficulties encountered. .

2.2.
The Business shall be conducted in the best interests of the JVC and in accordance with the “Initial Business Plan” that will be made and approved between the parties during next 15 days after effective date. The principal place of business where the operations of the JVC shall be carried out is Detroit USA.

2.3.
Final dates for delivery of the ultimate overall scope of the Joint Venture, while remaining true to the business goals articulated above, are subject to change as a result of information learned at discovery and business due diligence sessions between the parties acting in good faith, including but not limited to (and that may be required from time to time):

o	Marketing and Sales budget

o	Financial projections

o	Order Financing

o	Production manufacturing capacity to produce initial “Purchase Orders”.

o	Pro Forma Financials.

o	Intellectual property

2.4.	The Parties shall cause the JVC to be incorporated with the following characteristics:

2.4.1.	The JVC shall be formed into the territory of the United States of America as a Private Corporation with authorized capital consisting of shares of common stock

2.4.2.	The name of the JVC shall be “POLEC USA Technology Corporation”;

2.5.	The Parties shall cause the following ancillary contracts to be entered into, namely:

2.5.1.	The distributorship contract (in the Agreed Form) between Jorge Luis Rodriguez Gallardo as Technology Owner and the JVC relating to the distribution of the aforementioned mentioned products;

2.5.2.
The technology or patent rights transfer agreement (in the Agreed Form) between Jorge Luis Rodriguez Gallardo and the JVC for the provision of the technology rights regarding aforementioned mentioned products to the particular territory.

2.5.3.	The manufacturing contract (in the Agreed Form) between exclusive manufacturers and the JVC for the exclusive manufacturing of each product.

2.5.4.	The trademark licence contract (in the Agreed Form) between Jorge Luis Rodriguez Gallardo as trademark owner and the JVC for licensing of the use of the POLEC products trademarks.

2.5.5.	The term of the Joint Venture shall be for 20 years, and it could be extended automatically.

3. Stakeholders and Parties to the Agreements

The stakeholders of the JVC include:

A.	Nano Labs Corp.

B.	POLEC S de RL CV

It is understood that POLEC SA de CV will be 50% equity owner of The JVC, a Nevada State based private company to be established, and Nano Labs will own also 50% equity of The JVC.

4. Capital and further finance

4.1.	The JVC shall, in accordance with Article 4, have an issued share capital of [specify amount] consisting of [specify number] Shares owned by POLEC and [specify number] Shares owned by Nano Labs.

4.2.
The share capital of the JVC may from time to time be increased by such sum as shall be mutually agreed but so that in any event, unless otherwise agreed, the increased share capital of the JVC, shall be held in the proportions of 50% by POLEC and 50% by Nano Labs Corp.

4.3.
Notwithstanding Section 8.2 below, if the JVC shall in the opinion of the Board require further finance, the JVC shall first approach its own banking sources. If finance cannot be obtained from the JVC’s own banking sources, neither party shall be obliged to provide any finance to the JVC. Any finance that the Parties do agree to provide shall (unless otherwise agreed) be provided by the Parties in equal proportions (whether by way of subscription of share capital through a public offering, loans or otherwise).

4.4.
The Parties shall not be obliged to provide guarantees in respect of any borrowings of the JVC but, if they do so, they shall be given in equal proportions. Notwithstanding Section 12 below, if a claim is made against a party under any such guarantee, that party shall be entitled to a contribution from the other party of such amount as shall ensure that the aggregate liability is borne in equal proportions.

5. Directors and Management

5.1.
The Business and affairs of the JVC shall (subject to the Shareholder Matters referred to in Article 7.2) be managed by a Board of Directors in the JVC. The Board shall consist of four (4) persons of which:

5.1.1.
POLEC shall be entitled to appoint and maintain in office two (2) directors (“POLEC Directors”) and in the event the board of directors removes any POLEC Director so appointed from office, POLEC shall be entitled to appoint another POLEC Director in the place of the POLEC Director so removed; and

5.1.2.
Nano Labs Corp shall be entitled to appoint and maintain in office two (2) directors (“Nano Labs Directors”) and in the event the board of directors removes any Nano Labs Director from office, Nano Labs shall be entitled to appoint another Nano Labs Director in the place of the Nano Labs Director so removed).

6. Reserved Matters

The following matters (“Reserved Matters”) shall require the prior approval of both of The Parties

6.1.	Any issue of Shares (or securities convertible into Shares) of the JVC other than an issue of Shares to POLEC and Nano Labs in equal proportions as specified in Article 5.2;

6.2.	Any alteration to the Articles of association/bylaws of the JVC;

6.3.	Any sale of the whole or any substantial part of the JVC;

6.4.	Any borrowing by the JVC that would result in the aggregate borrowings of the JVC being in excess of 100,000 or such other amount as the Parties shall from time to time determine;

6.5.	Approval of the annual budget and operating plan of the JVC;

6.6.
Any expansion of the marketing Territory of the JVC beyond USA and Canada or any development of the product line of the JVC beyond the initial technology (excluding improved or enhanced from time to time);

6.7.	Any major reorganization affecting the JVC, including the formation of any subsidiary of the JVC;

6.8.	Any contract or commitment by the JVC having a value or likely to involve expenditure by the JVC in excess of 100,000 (or such other limit as the Parties shall from time to time agree);

6.9.
The appointment (or removal) and the terms of reference of the chief executive and the appointment (or removal) of any clue employee (or such other amount as the Parties shall from time to time agree);

6.10.	The appointment (or removal) of the auditors of the JVC or any significant change in the accounting policies of the JVC;

6.11.	Any change for a particular year in the dividend policy specified in Article 8;

6.12.	The commencement, settlement or abandonment of litigation or admission of liability by the JVC

6.13.	Filing by the JVC for receivership, reorganization or liquidation under any insolvency laws or any similar action.

Approval for the purposes of Article may be given:

6.14.
In the case of items specified this article (“Reserved Matters”), by both Parties either in writing or by unanimous resolution at a general meeting of the shareholders of the JVC or by written resolution;

6.15.	In the case of the remaining Reserved Matters, by unanimous agreement of all the directors either by written resolution or by unanimous resolution at a meeting of the Board.

6.16.	The provisions of Article 6 shall apply equally to any matters undertaken by a subsidiary of the JVC as if references therein to “the JVC” included, where appropriate, any such subsidiary.

7. Additional contributions of the Parties

It is intended that each party will contribute particular knowledge, skills or services to assist the establishment and success of the JVC. The general responsibilities of each party are set out in this Article.

7.1.	The general contributions of POLEC towards the JVC shall be:

7.1.1.	POLEC has committed to transfer technology from Patent Rights to the JVC with the intention of provide legal certainty about the industrial property.

7.1.2.	POLEC will provide technical assistance (including through the provision of training) in the fields of the technology related on reasonable terms to be agreed with the JVC through the Board

7.1.3.	POLEC will provide assist the JVC for the development of the business including

•	Country/Federal/State/Provincial Product Registration numbers

•	Efficacy UL and ASTM Testing and Qualification(s) (i.e, Universities, 3rd party labs et al, tech / in-house management, consultants, etc.)

•	Product(s) Summary and Details

•	Competitive Industry Review and Product(s) Review

•	Product Pricing Structure

•	Marketing Strategy and Structure

•	Sales Strategy and Structure

•	And additional assistance that may be required from time to time.

•	Manufacturing advice to produce samples and address initial “Purchasing Orders

7.1.4.	POLEC will assist in designing and building a marketing and sales team for USA and Canada market.

7.1.5.	POLEC will identify and develop novel products that may generate new source revenue and lead introducing them to the market

7.1.6.	POLEC will make available all the information required to develop the business of guaranteeing production and supply of product(s):

7.1.7.	POLEC will handle management and manufacturing personnel necessary for address initial sales and manufacturing of the JVC.

7.2.	The general contributions of Nano Labs towards the JVC shall be:

7.2.1.
Nano labs, has undertaken a comprehensive process to reinvigorate the market for POLEC products and specifically launch the water base “Retail Path Brand”, marketing, and business development and sales programs.

7.2.2.	Nano Labs will lead the entire process from consultation and design to the delivery of the final business development team.

7.2.3.	Nano labs will provide fulfilment funding and, marketing and sales platform for the products

7.2.4.	Nano Labs will make provide advance funding to execute:

•	Fulfillment and all expenses related to Contracts

•	Sampling necessary.

•	Laboratory quality control testing.

•	Availability for finished product in agreed upon format (FOB agreed upon site)

•	Any and all relevant staff available.

7.2.5.	Nano labs will use its contacts, knowledge and distribution network in the particular Territory to assist the promotion of the JVC’s products

7.2.6.	Will assist in the recruitment of local staff, facilities and resources for the operations of the JVC

7.3.
Each party will use all reasonable efforts to provide its contribution to promote the success of the JVC. Each party shall provide its contribution towards the JVC using all such diligence and skill as is reasonable in the circumstances.

8. Dividend policy

8.1.
Dividends. The Parties agree that the JVC shall reinvest at least during the following two years all dividends and after this period the JVC shall distribute on en equal basis by way of dividend not less than fifty (50) % of the audited after tax net profit in relation to each financial year.

8.2.	Tax Items. Taxable income and tax losses from the JVC shall be treated as a corporate entity.

9. Transfer of Shares

9.1.
Unless it is a transfer made with the prior written consent of the other party, neither POLEC nor Nano Labs shall sell, transfer, pledge, charge, dispose of or otherwise deal with any right or interest in any of its Shares in the JVC (including the grant of any option over or in respect of any Shares).

9.2.
Consent shall not unreasonably be withheld for a transfer by a party to a member of its own group. Each of POLEC and Nano Labs, respectively, undertakes to procure that, if any member of its group which holds Shares in the JVC ceases at any time to be a wholly owned subsidiary of that party, that subsidiary shall first transfer beneficially all its Shares in the JVC back to the relevant party (or another member of its group).

9.3.
No transfer of Shares of the JVC shall in any event be registered or become effective unless the transferee shall first have entered into a contract undertaking to be bound by this contract (including this Article 10) to the same extent as the transferor would have been bound had the transfer not been effected.

10. Confidentiality

10.1.
The Parties expressly agree that this agreement and all negotiations pertaining to this matter shall be made known to the public on an acceptable time, and shall be made known within their respective organizations.

10.2.
Each of the Parties shall at all times use all reasonable efforts to keep confidential (and to ensure that its employees and agents keep confidential) all commercial and technical information which it may acquire (i) in relation to the JVC or (ii) in relation to the clients, Business or affairs of the other party (or any member of its respective group). Neither party shall use or disclose any such information except with the consent of the other party or, in the case of information relating to the JVC, in the ordinary course of advancing the JVC’s Business. The restriction in this Article 11.1 shall not apply to any information that is:

a)	Publicly available through no fault of that party;

b)	Already in the possession of that party prior to its disclosure without any obligation of confidentiality; or

c)	Required to be disclosed by that party pursuant to any law, stock exchange regulation or binding judgment, order or requirement of any court or other competent authority.

10.3.
Each party shall use all its respective powers to ensure (so far as it is able) that the JVC and its officers, employees and agents observe a similar obligation of confidence in favour of the Parties to this contract.

10.4.	The provisions of this Article 11 shall survive any termination of this contract

10.5.
Indemnification. Each Party agrees to indemnify and hold harmless the other Party, its directors, officers, agents and employees, from and against any liability, damage, losses, expenses, claims, demands, suits, fines or judgments that include reasonable attorneys' fees, costs and expenses, incidental thereto, which may be suffered by, accrued against, charges to or recoverable arising out of or caused by the acts or omissions of the indemnifying Party or its employees or agents in connection with the performance under this Agreement. In the event of injury to person or damage to property arising as a consequence of performance under this Agreement and due to the joint or concurrent negligence of both parties, liability as between the Parties will be apportioned on a basis which equate to the degree of negligence attributable to each, and each Party shall indemnify and hold harmless the other for any excess portion of any such claim, loss, damage or expense so attributed to it.

11. Restrictions on the Parties

11.1.
Neither POLEC nor Nano Labs nor any member of its respective group shall (directly or indirectly or solely or jointly with any other person, firm or company) carry on or be engaged in any Competing Business in the Particular Territory during the period of this contract.

11.2.
For this purpose: “Competing Business” means product sales regarding Polymeric water base soil stabilizers and any other product or technology that could directly compete with the products and technologies committed by POLEC in exclusivity; and “Territory” means USA, Canada and any other territory extension provided.

11.3.
During the period of this contract and for one (1) year after its termination, neither party shall attempt to employ or entice away any employee of the other party engaged in any managerial or technical capacity in relation to the operations of the JVC.

12. Deadlock or termination

12.1.
In the event of a deadlock, breakdown or other circumstances in which a party wishes to terminate or substantially change the structure of the JVC, the matter shall be referred to the respective chairmen/chief executives of the Parties who shall seek to resolve the matter on an amicable basis.

12.2.
If the matter cannot be settled by agreement in initial discussions, then either party may give notice that it seeks formally to resolve the situation within 90 days. The Parties shall continue to negotiate in good faith with a view to resolving the matter including by one of the following methods:

a)	The purchase by the JVC of the disaffected party’s Shares on terms acceptable to the Parties (provided that the purchase by the JVC can lawfully be made and is financially practicable);

b)	The purchase by the other party of the disaffected party’s Shares in the JVC (or the sale of that party’s Shares to one or more third Parties);

c)	The sale of the whole of the issued share capital of the JVC to a third party; or

d)	Winding up of the JVC.

12.3.
If no such method of settling the dispute has been agreed within 90 days after the notice is given under Article 13.2, a disaffected party may serve notice requiring the JVC to be wound-up. No notice requiring the winding up of the JVC may, however, be served by either party within the initial two (2) year period [vary period as appropriate] after the establishment of the JVC.

12.4.
Upon or as soon as practicable after notice under Article 14.3, the Parties shall use their respective powers and votes to cause the JVC to be placed in liquidation. The Parties shall cooperate to ensure that all existing contracts entered into by the JVC prior to such winding up shall be duly completed subject to such arrangements as the Parties may mutually agree. The Parties shall endeavour to agree an appropriate allocation of the assets of the JVC (including any intellectual property owned by the JVC) prior to any such winding up.

13. Supremacy of this contract

13.1.	The parties shall each use its respective powers (including its votes in the JVC) and all other means at its disposal to ensure that this contract is duly observed and performed.

13.2.
The Parties shall endeavour to ensure that the Articles of association/ bylaws are consistent with the terms of this contract. If there is any conflict between this contract and the Articles of association/bylaws, this contract shall prevail as between the Parties and they shall make such changes to the Articles of association/bylaws as shall be necessary to give effect to this contract.

14. Force majeure

14.1.
“Force majeure” means war, emergency, accident, fire, earthquake, flood, storm, industrial strike or other impediment which the affected party proves was beyond its control and that it could not reasonably be expected to have taken the impediment into account at the time of the conclusion of this contract or to have avoided or overcome it or its consequences.

14.2.
A party affected by force majeure shall not be deemed to be in breach of this contract, or otherwise be liable to the other, by reason of any delay in performance, or the non-performance, of any of its obligations under this contract to the extent that the delay or non-performance is due to any force majeure of which it has notified the other party in accordance with Article 15.3. The time for performance of that obligation shall be extended accordingly, subject to Article 15.4.

14.3.
If any force majeure occurs in relation to either party which affects or is likely to affect the performance of any of its obligations under this contract, it shall within a reasonable time notify the other party as to the nature of the circumstances in question and their effect on its ability to perform.

14.4.
If the performance by either party of any of its obligations under this contract is prevented or delayed by force majeure for a continuous period in excess of three [specify any other figure] months, the other party shall be entitled to terminate this contract by giving written notice to the Party affected by the force majeure.

15. Change of circumstances (hardship)

15.1.
Where the performance of this contract becomes more onerous for one of the Parties, that party is nevertheless bound to perform its obligations subject to the following provisions on change of circumstances (hardship).

15.2.
If, however, after the time of conclusion of this contract, events occur which have not been contemplated by the Parties, and which fundamentally alter the equilibrium of the present contract, thereby placing an excessive burden on one of the Parties in the performance of its contractual obligations (hardship), that party shall be entitled to request revision of this contract provided that:

a)	The events could not reasonably have been taken into account by the affected party at the time of conclusion of this contract;

b)	The events are beyond the control of the affected party; and

c)	The risk of the events is not one which, according to this contract, the Party affected should be required to bear.

15.3.
Each party shall in good faith consider any proposed revision seriously put forward by the other party in the interests of the relationship between the Parties. No revision shall, however, be effective unless agreed by both Parties in accordance with Article 21.2

16. Costs

The costs of, and incidental to, the incorporation of the JVC shall be borne and paid by the JVC. Each party shall (unless otherwise agreed) bear its own costs incurred in the preparation, execution and performance of this contract.

17. Assignment and subcontracting

17.1.	This contract is personal to the Parties and neither party shall without the prior written approval of the other:

a)	Assign, mortgage, charge or otherwise transfer or deal in, or create any trust over, any of its rights; or

b)	Subcontract or otherwise delegate the whole or any part of its rights or obligations under this contract to another person.

18. Notices

18.1.
Any notice under this contract shall be in writing (which may include e-mail) and may be served by leaving it or sending it to the address of the other party as specified in Article 20.2below, in a manner that ensures receipt of the notice can be proved.

18.2.	For the purposes of Article 20.1, notification details are the following, unless other details have been duly notified in accordance with this Article:

POLEC [specify details];

Nano Labs: [specify details].

19. Entire agreement

19.1.
This contract sets out the entire contract between the Parties with respect to the JVC. Neither party has entered into this contract in reliance upon any representation, warranty or undertaking of the other party that is not expressly set out or referred to in this contract. This Article shall not exclude any liability for fraudulent misrepresentation.

19.2.	This contract may not be varied except by agreement in writing between the Parties

20. Effect of invalid or unenforceable provisions.

If any provision of this contract is held by any court or other competent authority to be invalid or unenforceable in whole or in part, this contract shall continue to be valid as to its other provisions and the remainder of the affected provision, unless it can be concluded from the circumstances that (in the absence of the provision found to be null and void) the Parties would not have concluded this contract. The Parties shall use all reasonable efforts to replace all provisions found to be null and void by provisions that are valid under the applicable law and come closest to their original intention.

21. Dispute resolution procedure

21.1.
If a dispute arises out of this contract, the Parties shall seek to resolve it on an amicable basis. They shall consider the appointment of a mediator to assist in that resolution. No party shall commence legal or arbitration proceedings unless 30 days’ notice has been given to the other party.

21.2.
Any dispute, controversy or claim arising out of or relating to this contract (including its conclusion, interpretation, performance, breach, termination or invalidity) shall be finally settled under the rules of the United Nations Commission on International Trade Law UNICTRAL by sole arbitrator, appointed in accordance with the said rules. The place of arbitration shall be USA. The language of the arbitration shall be English.

22. DISCLOSURE STATEMENT

POLEC agrees to allow Nano Labs Corp to file an 8K disclosure statement and News Release informing the SEC of the Collaboration Agreement to comply with the US Securities exchange commission reporting requirement, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as long as the information so disclosed complies with the restrictions described in the previous article of the present document.

Recognized, agreed and signed by the parties as of this Saturday, 28 June, 14

POLEC SA de CV.		Nano Labs Corp.

Per:		Per:
Name:	Jorge Luis Rodriguez Gallardo	Name:	Bernardo Camacho Chavarria
Title:	President, Inventor and Trade Mark owner	Title:	President